UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 10, 2015 (January 26, 2015)

China Commercial Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1688, Yunli Road, Tongli

Wujiang, Jiangsu Province

People’s Republic of China

 (Address of Principal Executive Offices)

 (86-0512) 6396-0022

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Special Committee of the Board of Directors of China Commercial Credit, Inc. (the “Company”) notified the Board of Directors on January 26, 2014 that the internal review surrounding the unauthorized transfer (the “Transfer at Issue”) of RMB 7 million (approximately $1.1 million) from the bank account of Wujiang Luxiang Information Technology Consulting, Co. Ltd. (“WFOE”), the Company’s wholly-owned indirect subsidiary, to the personal account of Mr. Huichun Qin, the former Chief Executive Officer of the Company, has been concluded. The Special Committee engaged independent counsel who retained local PRC counsel as well as an accounting consultant to assist in such internal review. The PRC counsel, the accounting consultant as well as the Special Committee’s independent counsel generated document requests, reviewed records, visited the Company’s headquarters and conducted interviews with management and other parties. The Company responded to the document requests and cooperated in the entire internal review process.

The internal review confirmed that, as previously reported by the Company, Mr. Qin transferred RMB 7 million (approximately $1.1 million) from WFOE’s bank account to his personal bank account.  The internal review team was unable to interview Mr. Qin.  The missing funds have not yet been recovered and the Company has engaged local PRC counsel to assist in the matter.

During the internal review, the independent counsel examined whether other transfers had occurred that were similar to the Transfer at Issue, in that the Company’s funds were transferred to a related party in a manner that was not consistent with the Company’s corporate governance and internal control procedures. The independent counsel identified four transfers made by Mr. Qin that were not consistent with the Company’s corporate governance and internal control procedures. With respect to the first three transfers, all funds were either returned to the Company or applied to the Company’s business. With respect to the fourth transfer, the funds were used to increase the registered capital of Wujiang Luxiang Rural Microcredit Co., Ltd, a variable interest entity the Company controls via a series of contractual arrangements, as intended and reflected in an application made to the PRC government for such increase of registered capital.

The internal review indicated that the Company’s control deficiencies contributed to the Transfer at Issue. Mr. Qin had the sole authority to approve fund transfers and there was a lack of checks and balances over transfers. The internal review also found that, since the discovery of the Transfer at Issue, the Company had taken various steps to improve its internal controls and procedures that apply to fund transfers. The internal review observed that such new controls and procedures appear to be much more thorough and comprehensive. The independent counsel interviewed Company personnel who currently share responsibility related to asset transfers and those individuals appear to understand the current system in place and to be motivated to preserve the integrity of such system.

The Special Committee is currently reviewing the recommendations from the internal review and will recommend further enhancements to the internal control procedures and other remediation measures to the Board of Directors accordingly.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA COMMERCIAL CREDIT, INC.

Date: February 10, 2015	By:	/s/ Jingen Ling
	Name:	Jingen Ling
	Title:	Chief Executive Officer

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